Exhibit 99.1

ChemoCentryx Reports First Quarter 2021 Financial Results and Recent Highlights

— Applications for regulatory approval of avacopan in ANCA-associated vasculitis under review in the United States, Europe and Japan; PDUFA goal date of July 7, 2021, with Advisory Committee scheduled for May 6 —

— Novel orally administered checkpoint inhibitor CCX559 featured at American Association for Cancer Research Annual Meeting, expected to enter clinical development as a next generation cancer treatment in Q2 2021 —

— Other avacopan programs: severe Hidradenitis Suppurativa (HS) Phase III and Lupus Nephritis development initiation on track for 2H 2021

— $424 million in cash and investments at March 31, 2021 —

— Conference call today at 5:00 p.m. Eastern Time —

SAN CARLOS, Calif., April 29, 2021 — ChemoCentryx, Inc., (Nasdaq: CCXI), today announced financial results for the first quarter ended March 31, 2021 and provided an overview of recent corporate highlights.

“Momentum builds with each passing quarter, bringing us closer to our goal of bringing novel, precisely targeted medicine to those that need it most,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer of ChemoCentryx. “At our R&D Day earlier this month, two world-renowned clinicians outlined the unmet needs in ANCA-associated vasculitis and the data driving their conviction that avacopan could become a landscape-changing therapy. We are well prepared and look forward to providing our views at the FDA Advisory Committee meeting on this topic in just a few days. During our R&D Day we also took the opportunity to establish how our novel small molecule PD-1/PD-L1 inhibitor CCX559 could transcend current limitations in the treatment of cancer. Meanwhile we are progressing toward our next cycle of clinical trials: a Phase III trial of avacopan in patients with severe HS; the initiation of clinical development of avacopan in lupus nephritis, and our first in human studies of the novel orally administered checkpoint inhibitor CCX559 in cancer patients. We look forward to an historic year of 2021 at ChemoCentryx, and we will devote all our energies to making the dream of breakthrough new therapies a reality for patients.”

Key First Quarter 2021 Highlights and Recent Developments

•

In April, the Company held an R&D Day which focused on avacopan in ANCA-associated vasculitis, with a patient describing his journey with the disease, and the Company’s novel checkpoint inhibitor CCX559.

•

Two leading clinical experts on ANCA-associated vasculitis, Dr. Peter Merkel from the University of Pennsylvania and Dr. David Jayne from the University of Cambridge, explained in detail the widespread effects of this devastating disease and the shortcomings of current therapy with glucocorticoids and other immunosuppressive drugs. Drs. Merkel and Jayne expressed their belief that avacopan could transform the treatment landscape for ANCA-associated vasculitis.

•

The Company reported new data from the ADVOCATE trial, covering an 8 week period immediately following the 52-week endpoint. During this period from week 52 to week 60, there were 6 relapses out of 158 in the avacopan group and 7 relapses out of 157 in the prednisone group, suggesting a waning of efficacy after drug treatment is stopped. In addition, the estimated Glomerular Filtration Rate (eGFR), which had increased in the avacopan group through week 52, declined in the 8 weeks after patients stopped taking avacopan.

•	Tausif “Tosh” Butt, who joined the Company in February 2021 as Executive Vice President and Chief Operating Officer, summarized the Company’s preparations and readiness for the anticipated commercial launch of avacopan shortly after its PDUFA goal date. He reported on primary market research that a survey of 125 rheumatologists and nephrologists indicated that 97% would prescribe avacopan upon FDA approval. The Company plans to focus initially on the estimated eight thousand patients who are newly diagnosed or relapsing with organ or life-threatening disease, out of an estimated eligible patient population for avacopan of twenty thousand patients.

•

CCX559 was featured in an abstract at the 2021 Annual Meeting of the American Association for Cancer Research (AACR) in April. The abstract highlighted laboratory and in vivo data demonstrating potent PD-1/PD-L1 checkpoint inhibition. As a next generation therapy, small molecule inhibitors of PD-L1 may have advantageous properties compared to approved monoclonal antibodies, such as better penetration into solid tumors and reduced immunogenicity. The Company plans to initiate Phase I clinical development of CCX559 in Q2 2021.

•

In February, The New England Journal of Medicine (NEJM) published the results of the Company’s Phase III ADVOCATE trial of avacopan in ANCA-associated vasculitis, in which avacopan achieved statistical superiority in sustained remission at 52 weeks over prednisone containing standard of care. The same issue of NEJM featured an editorial entitled “Avacopan – Time to Replace Glucocorticoids?”.

•

In February the Japanese New Drug Application for avacopan in the treatment of ANCA-associated vasculitis was accepted for review by the Pharmaceuticals and Medical Devices Agency (PMDA), triggering a milestone payment of $10 million to ChemoCentryx from its partner Vifor Pharma.

•

The Company plans to advance avacopan into Phase III development in patients with Hurley Stage III (severe) HS in Q4 2021. In the Phase II AURORA trial, avacopan demonstrated a statistically significant higher response than placebo in Hurley Stage III patients.

•	The Company plans to initiate clinical development of avacopan in patients with lupus nephritis in Q4 2021.

•

The Company plans to schedule a meeting with the FDA to discuss evidence of clinical benefit from the ACCOLADE trial of avacopan in the very rare disorder C3 Glomerulopathy (C3G), for which there are no approved therapies. In the trial, avacopan demonstrated statistically significant improvement in renal function as measured by the pre-specified endpoint of eGFR and in the pre-specified secondary endpoint of C3G Histology Index (HI) Disease Chronicity score, compared to placebo over 26 weeks of blinded treatment, but did not achieve a statistically significant improvment in the primary endpoint of the C3G HI Disease Activity Score. Avacopan was safe and well tolerated in C3G patients.

•	The Company maintained a strong balance sheet, with reported cash, cash equivalents and investments of $424.2 million at March 31, 2021.

First Quarter 2021 Financial Results

Revenue was $10.4 million for the first quarter of 2021, compared to $6.0 million for the same period in 2020. The increase in revenue from 2020 to 2021 was principally attributable to the $10.0 million milestone from Vifor for the February 2021 acceptance of the Japanese NDA for avacopan in the treatment of ANCA vasculitis.

Research and development expenses were $23.4 million for the first quarter of 2021, compared to $19.3 million for the same period in 2020. The increase from 2020 to 2021 was primarily attributable to the manufacture of commercial drug supply in anticipation of the launch of avacopan for the treatment of ANCA vasculitis and costs associated with the advancement of CCX559, the Company’s orally-available small molecule checkpoint (PD-1/PD-L1) inhibitor. These increases were partially offset by lower Phase II related expenses due to the completion of patient enrollment of the avacopan AURORA Phase IIb clinical trial in patients with HS and the discontinuation of further clinical development of CCX140 in FSGS in 2020.

General and administrative expenses were $16.3 million for the first quarter of 2021, compared to $8.8 million for the same period in 2020. The increase from 2020 to 2021 was primarily due to higher employee-related expenses, including those associated with the Company’s commercialization planning efforts, and higher professional fees.

Net loss for the first quarter of 2021 was $29.7 million, compared to net loss of $21.7 million for the same period in 2020.

Total shares outstanding at March 31, 2021 were approximately 69.7 million shares.

Cash, cash equivalents and investments totaled $424.2 million at March 31, 2021. The Company expects to utilize cash, cash equivalents and investments in the range of $145 million to $155 million in 2021.

Conference Call and Webcast

The Company will host a conference call and webcast today, April 29, 2021 at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. To participate by telephone, please dial (877) 303-8028 (Domestic) or (760) 536-5167 (International). The conference ID number is 3963565. A live and archived audio webcast can be accessed through the Investors section of the Company’s website at www.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the call.

About ChemoCentryx

ChemoCentryx is a biopharmaceutical company developing new medications for inflammatory and autoimmune diseases and cancer. ChemoCentryx targets the chemokine and chemoattractant systems to discover, develop and commercialize orally administered therapies. ChemoCentryx’s lead drug candidate, avacopan (CCX168), successfully completed a pivotal Phase III trial in ANCA-associated vasculitis and a New Drug Application is under review by the U.S. Food and Drug Administration. Avacopan is also in late stage clinical development for the treatment of severe Hidradenitis Suppurativa and C3 glomerulopathy (C3G).

ChemoCentryx also has early stage drug candidates that target chemoattractant receptors in other inflammatory and autoimmune diseases and in cancer.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the achievement of anticipated goals and milestones, whether avacopan will be approved by the FDA, EMA or PMDA for the treatment of ANCA-associated vasculitis, the timing of the FDA’s, EMA’s and PMDA’s decision on the NDA, MAA, and JNDA, respectively, the timing of the potential commercial launch of avacopan in ANCA-associated vasculitis, whether avacopan will be an effective treatment in other indications such as severe HS, C3G and lupus nephritis, whether a Phase III trial of avacopan in patients with severe HS will commence in Q4 2021, whether avacopan for lupus nephritis and CCX559 will enter clinical trials in 2021 in Q4 2021 and Q2 2021, respectively, whether actual cash utilization will fall within projections and whether the Company’s drug candidates will be shown to be effective in ongoing or future clinical trials. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K filed with the SEC on March 1, 2021 and its other reports which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Contacts:

Susan M. Kanaya

Executive Vice President,

Chief Financial and Administrative Officer

investor@chemocentryx.com

Media:

Stephanie Tomei

408.234.1279

media@chemocentryx.com

Investors:

Burns McClellan

Lee Roth

212.213.0006

lroth@burnsmc.com

ChemoCentryx, Inc.

Condensed Consolidated Financial Statements Data

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2021	2020
	(unaudited)
Condensed Consolidated Statements of Operations Data:

Revenue:
Collaboration and license revenue from related party	$10,223	$5,855
Grant revenue	130	153

Total revenue	10,353	6,008

Operating expenses:
Research and development	23,418	19,311
General and administrative	16,262	8,820

Total operating expenses	39,680	28,131

Loss from operations	(29,327)	(22,123)
Other income (expense), net	(384)	436

Net loss	$(29,711)	$(21,687)

Basic and diluted net loss per common share	$(0.43)	$(0.35)

Shares used to compute basic and diluted net loss per common share	69,608	61,295

	March 31,	December 31,
	2021	2020
	(unaudited)
Condensed Consolidated Balance Sheets Data:
Cash, cash equivalents and investments	$424,159	$460,370
Working capital	335,911	390,012
Total assets	499,112	518,899
Long-term debt, net	24,475	24,401
Accumulated deficit	(515,053)	(485,342)
Total stockholders’ equity	361,004	385,613